Exhibit 99.1
Contacts:
Richard Szymanski
Chief Financial Officer
Morgans Hotel Group
212.277.4188
Lex Suvanto
The Abernathy MacGregor Group
212.371.5999
MORGANS HOTEL GROUP ANNOUNCES PRELIMINARY FOURTH-QUARTER RESULTS
AND REVISES FULL YEAR GUIDANCE
Sets Earnings Call for February 26
NEW YORK, NY — February 10, 2009 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“Morgans” ) today announced its preliminary expectations for revenue per available room (“RevPAR”) for the fourth quarter and year ended December 31, 2008 and Adjusted EBITDA for the year ended December 31, 2008. Due to difficult economic conditions that impacted the travel industry in the fourth quarter, particularly at luxury hotels and in urban markets such as New York City, the Company expects to report a decline in RevPAR in constant dollars from Comparable Hotels1 of 19% versus the fourth quarter of 2007 and a decline of 4% for the full year 2008 as compared to 2007. As a result of this RevPAR expectation, the Company estimates that Adjusted EBITDA2 for the year ended December 31, 2008 will be in the $92-$94 million range.
Fred Kleisner, CEO of Morgans Hotel Group said, “We continue to take a proactive approach in dealing with the challenges presented by this unprecedented economic cycle. We are mitigating the impact of declining revenues through targeted cost controls structured to avoid affecting the unique experience we offer our guests. In addition to the $10 million of annual cost reductions announced in November 2008, we have recently implemented plans to further reduce annual operating expenses by approximately $5 million and additional measures may be considered. As a result of our aggressive expense control, the ratio of the EBITDA percentage decline to the RevPAR percentage decline at the hotel level for the fourth quarter of 2008 was approximately 1.5 to 1.0, which we believe is significantly better than the industry norm.”
Mr. Kleisner continued, “With approximately $50 million in cash at December 31, 2008, limited capital commitments, no significant consolidated maturities in 2009 and three unencumbered assets, we believe our financial position remains solid.”
Morgans plans to issue its earnings release for the fourth quarter 2008 after the market closes on February 26, 2009. In conjunction with the release, Morgans will hold a conference call which will be webcast live over the Internet at 5:00 PM EST. The call can be accessed at www.morganshotelgroup.com under the About Us, Investor Overview section.

[1]	Comparable Hotels are defined as all hotels operated by Morgans except for hotels under renovation during the period or the relevant comparison period for the prior year and development projects.

[2]	Adjusted earnings before interest, taxes, depreciation and amortization as further described in Morgans’ third quarter earnings release dated November 5, 2008.

The call can also be accessed live over the phone by dialing 888-802-8577 or 973-935-8754 for international callers; the password is 84083956. A replay of the call will be available two hours after the call and can be accessed by dialing 800-642-1687 or 706-645-9291 for international callers; the password is 84083956. The replay will be available from February 26, 2009 through March 5, 2009.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano, Shore Club and Mondrian in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. Morgans and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. Morgans has other property transactions in various stages of completion, including projects in Miami Beach, Florida; SoHo, New York; Las Vegas, Nevada; Palm Springs, California; Boston, Massachusetts; and Dubai, UAE. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; the completion of transactions and the integration of properties with our existing business; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in Morgans Hotel Group Co.’s Annual Report on Form 10-K and other documents filed by Morgans with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and Morgans assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

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